CHARLES ADAMS, RITCHIE & DUCKWORTH                  PO Box 709 GT, Zephyr House,
ATTORNEYS-AT-LAW                                       Mary Street, Grand Cayman
                                                          Cayman Islands, B.W.I.

     June 4th, 2003                                    Telephone: (345) 949-4544
                                                       Facsimile: (345) 949-7073
                                                        E-mail: card@card.com.ky
     Consolidated Water Co. Ltd.,
     P.O. Box 1114 GT
     Grand Cayman
     B.W.I.

     Dear Sirs,

     We have acted as Cayman Islands counsel to you, a Cayman Islands company ("the Company"), in connection with the proposed issue and sale by the Company of the following securities to be registered on a Form F-2 Registration Statement, ("the Registration Statement"), to be filed with the Securities and Exchange Commission ("the Commission") pursuant to the United States Securities Act of 1933 ("the Act"):-

     1.   1,767,662 ordinary shares of the Company ("the Shares"); and

     2. an additional 265,150 ordinary shares of the Company which may be sold pursuant to an over allotment option granted to the Underwriter ("the Additional Shares").

     In rendering this opinion, we have examined the following documents and instruments:-

     (1) the Registration Statement (not including the Exhibits filed or to be filed unless mentioned below);

     (2)  the Company's Certificate of Incorporation;

     (3)  the Company's Memorandum and Articles of Association; and

     (4) the resolutions adopted by the Board of Directors of the Company authorising the issue and sale of the Shares and the Additional Shares (collectively "the Securities") pursuant to the terms contained in the Registration Statement.

     We have also consulted with officers and directors of the Company and have obtained such representations with respect to matters of fact as we have deemed necessary or advisable for purposes of rendering this opinion, we have not necessarily independently verified those factual statements, nor the veracity of those representations, but we have no reason to doubt their truth or accuracy.

     Based on the foregoing it is our opinion that after the Commission has declared the Registration Statement to be effective (such Registration Statement as is finally declared effective and the form of Prospectus contained in it being referred to in this opinion as "the Registration Statement" and "the Prospectus" respectively) and when the provisions of all applicable United States Federal and State laws have been complied with, the Securities, when issued and sold in accordance with the terms disclosed in the Registration Statement, will on receipt of full payment for them, constitute under the laws

                       CHARLES ADAMS, RITCHIE & DUCKWORTH

of the Cayman Islands legally issued Securities, duly authorised, fully paid and non-assessable.

This opinion is issued on the basis that it will be construed in accordance with the provisions of the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this law firm in the Prospectus under the heading "Legal Matters". We further consent to the use in the Registration Statement of the description of our opinions in the "Risk Factors" section under the caption "Service of Process and Enforcement of Legal Proceedings Against Us in the United States May Be Difficult to Obtain." In giving this consent, we do not admit that we are in the category of persons whose consent we understand is required under Section 7 of the Act or the rules and regulations of the Commission promulgated under it.

Yours faithfully,

CHARLES ADAMS, RITCHIE & DUCKWORTH

/s/ Charles Adams, Ritchie & Duckworth


                                        2